Exhibit 99.3

PHOTRONICS, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	July 31, 2022	October 31, 2021

Assets

Current assets:
Cash and cash equivalents	$380,833	$276,670
Accounts receivable	206,495	174,447
Inventories	50,313	55,249
Other current assets	40,414	44,250

Total current assets	678,055	550,616

Property, plant and equipment, net	640,805	696,553
Other assets	30,737	47,033

Total assets	$1,349,597	$1,294,202

Liabilities and Equity

Current liabilities:
Current portion of long-term debt	$10,727	$22,248
Accounts payable and accrued liabilities	186,387	153,900

Total current liabilities	197,114	176,148

Long-term debt	46,589	89,446
Other liabilities	25,936	28,046

Photronics, Inc. shareholders' equity	850,318	823,692
Noncontrolling interests	229,640	176,870
Total equity	1,079,958	1,000,562

Total liabilities and equity	$1,349,597	$1,294,202